UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2020

ALPHA ENERGY, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-55586	90-1020566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4162 Meyerwood Drive, Houston, TX	77025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-316-0061

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APHE	OTCMarkets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Purchase and Sale Agreement

On June 25th, 2020, Alpha Energy, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with Pure Oil & Gas, Inc. (“Pure”) and ZQH Holding, LLC (“ZQH”) to acquire oil and gas assets in Oklahoma (as described below, the "Project") in consideration of a Purchase Price of One Million Dollars ($1,000,000.00) (the “Purchase Price”). The Company also agrees in the Agreement to discharge a Promissory Note to ZQH in the amount of $60,000.00. If payment in full is not tendered prior to close of business on July 31, 2020, the Purchase Price will increase by fifty thousand dollars ($50,000.00) per month thereafter to a maximum possible Purchase Price of one million two hundred thousand dollars ($1,200,000.00). If the Purchase Price and Promissory Note are not paid in full by December 1, 2020, ZQH and Pure have the Option to convert all or part of the unpaid balance to Company stock at a price of one dollar per share ($1.00/share).

Pursuant to the Agreement, the Company has taken assignment of all of ZQH and Pure’s Working Interest in the Project. Company, ZQH, and Pure agree the sellers' combined Working Interest in the Project is 87.5%. The current Operator of the Project and owner of the residual Working Interest is Premier Gas Company, LLC (“Premier”). Under the applicable agreements for the Project, the Company intends to assert that it has the right to remove the current Operator and select a new one.

On July 6, 2020, Premier filed a mechanic’s lien against the interests of Pure, ZQH and the Company in the Project, alleging past unpaid invoices on the part of ZQH and Pure and also alleging that Alpha’s ownership is 75% rather than 87.5%. No documentation has been provided to Alpha by ZQH, Pure, or Premier of any unpaid invoices. The Company intends to contest the lien vigorously.

The shallow oil and gas well project covered by the Agreement (the "Project") is located in Rogers County, Oklahoma and consists of approximately 3,429 acres of proven developed and non- developed oil and gas leases. The leases contain 126 developed oil and gas wells, 4 salt water injection wells, and well production equipment. Included is 20.5 miles of 4" gas gathering lines, 4 miles of 2" saltwater gathering lines. 2 delivery connections for natural gas sales and 1 LTX-LNG natural gas processing equipment. Since the infrastructure currently exists, it will reduce the capital necessary to increase production. Upon completion of the acquisition under the Agreement, the first objective will be to recomplete, rework and repair older equipment. Once the first phase is complete and cash flow is established, phase two will be implemented. In phase two, the Company intends to drill shallow wells in order to test formations from the Bartlesville (600') to the bottom of the Granite Wash (2,520'). The Company anticipates these operations will increase total production and add reserves.

The Company notes that the Project is included in the lands in eastern Oklahoma affected by a decision of the U.S. Supreme Court issued on July 9, 2020. In McGirt v. Oklahoma the Supreme Court held that a large portion of eastern Oklahoma reserved for the Creek Nation in the 19th century remains Indian Country for purposes of the federal Major Crimes Act. The impact of this decision on title to the lands and leases included in the Project is uncertain at this point, and the Company will continue to monitor developments concerning the effects of this decision.

For further information, please contact info@alpha-energy.us.

This brief description of the Purchase and Sale Agreement is only a summary of the material terms and is qualified in its entirety by reference to the full text of the form of the Purchase and Sale Agreement is attached to this Current Report on Form 8-K as Exhibits 10.1.

ITEM 7.01      REGULATION FD DISCLOSURE

On July 15, 2020, we issued a press release announcing the purchase of ZQH and Pure’s Rogers County Project. A copy of the press release is filed as Exhibit 99.1 hereto.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Exhibit Description
10.1	Purchase and Sale Agreement
99.1	Press release, dated July 15, 2020

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Dated: July 15, 2020

ALPHA ENERGY, INC.

/s/ John Lepin
John Lepin, CFO